To: utah Department of Commerce Page 2 of 2 2020-04-17 16:06:12 (GMT) EXPEDITE

Date: 04/17/2020
Receipt Number: 8315673
Amount Paid: $117.00

n: Vcorp Services, LLC

SP

RECEIVED

APR 17 2020

Utah Div. of Corp. & Comm. Code

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 783394 - 0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: ELEV8 BRANDS, INC.
2. The date the following amendment(s) was adopted: 04/14/2020
3. If changing the corporation name, the new name of the corporation is:
Branded Legacy, Inc.
4. The text of each amendment adopted (include attachment if additional space needed):

Each 300 shares of common stock, $.00001 par value per share, shall automatically be converted into one share of fully paid and non-assessable common stock. Fractional shares shall be rounded upo to the nearest whole share.
The number of authorized shares of common stock shall be 900,000,000.
The authorized and the issued and outstanding shares of preferred stock shall not be changed.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) 04/27/2020 (MM-DD-YYYY *not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: CEO

Date: 04/16/20

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certify that the foregoing has been filed and approved as of this delayed effective date: 27 day of APR 20 20 in the office of this Division and hereby issued This Certificate thereof.

Examiner AUP Date 04/20/20

[signature]
Jason Sterzer
Division Director

APR 17 '20 AM10:17

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